Execution Copy

February 15, 2007

GFA Holdings, Inc.
c/o TSG4, L.P.
Attention: Alexander Panos
600 Montgomery Street, Suite 2900
San Francisco, CA 94111

Dear Alex,

        As you know, Article VII of the Agreement and Plan of Merger, dated September 25, 2006 (the “Merger Agreement”), sets forth various rights to terminate the Merger Agreement prior to the consummation of the merger upon the occurrence or non-occurrence of certain events. One such event, which would give both GFA Holdings, Inc. (“Holdings”) and Boulder Specialty Brands, Inc. (“Boulder”) the right to terminate the Merger Agreement pursuant to subsection 7.1(d) of the Merger Agreement, is the failure of the parties to consummate the merger by February 16, 2007 (the “Termination Date”). As permitted and contemplated by subsection 7.1(f) of the Merger Agreement, Boulder hereby agrees to, and requests that Holdings and TSG4, L.P. (“TSG4”), as Shareholders’ Representative, execute this letter agreement as confirmation of their agreement to, extend the Termination Date to May 31, 2007, and therefore amend subsection 7.1(d) of the Merger Agreement by substituting “February 16, 2007” with “May 31, 2007".

        Further, in connection with the extension of the Termination Date contemplated herein, Boulder hereby agrees, and hereby requests that Holdings and TSG4 agree by signing below, to amend subsection 7.1(f) of the Merger Agreement by replacing subsection 7.1(f) in its entirety with the following: “by the Company if final SEC approval of the Proxy Statement has not been received by April 30, 2007;".

        In consideration for Holdings’ and TSG4‘s acknowledgement and agreement to the terms and conditions of this letter agreement, Boulder hereby acknowledges and agrees that (i) Holdings and GFA Brands, Inc. (“Brands”) have used reasonable commercial efforts to date to deliver to Boulder those certain financial statements set forth in Section 4.1(f) of the Merger Agreement and notwithstanding such efforts the delivery of the June 30, 2006 audited financial statements were delayed but nevertheless such delay shall not constitute a breach of the Merger Agreement by either Holdings or Brands, (ii) as of the date hereof, Boulder is not aware of any breach by Holdings or Brands of any of their obligations under Sections 4.1, 4.2, and 4.14 of the Merger Agreement and notwithstanding commercially reasonable efforts by Holdings and Brands the delivery of the monthly financial statements as required by Section 4.1(d) were delayed but nevertheless such delay shall not constitute a breach of the Merger Agreement by either Holdings or Brands (iii) the mere filing of a Chapter 11 petition by itself by Creative Foods LLC is not a Material Adverse Effect under the Merger Agreement, (iv) the Debtor In Possession financing totaling $353,000 provided to Creative Foods LLC and the related payments of contingent consulting fees, in each case, by an affiliate of TSG4, as well as the pricing concessions given to Creative Foods LLC under the Processing and Packaging Agreement, dated January 7, 2003, with GFA Brands, Inc. (as amended, the “Processing &Packaging Agreement”), shall not be construed as a breach of the Merger Agreement or a failure of Holdings or TSG4 to satisfy the conditions to closing in Section 3.2 of the Merger Agreement, (v) Holdings and Brands plan to hire a new senior sales and/or marketing executive and the parties hereto agree that before an offer is made to such executive Boulder will be informed of such executive’s name and the proposed terms and conditions of such executive’s employment and the parties hereto also agree that Boulder’s consent shall not be required under the Merger Agreement for the hiring of such executive and that such hiring shall not constitute a breach of the Merger Agreement by either Holdings or Brands, and (vi) the terms and conditions of a draft agreement between Brands and Ventura Foods, LLC (“Ventura”) provided to Boulder (the “Draft New Ventura Agreement”) are acceptable and the parties hereto agree that Boulder’s consent shall not be required under the Merger Agreement in order for Brands to enter into any agreement with Ventura and that the entering into such an agreement with Ventura by Brands shall not constitute a breach of the Merger Agreement by either Holdings or Brands, in each case, as long as the terms and conditions of such an agreement are not materially more adverse to Brands in the aggregate than the terms of the Draft New Ventura Agreement.

        Notwithstanding Boulder’s consent to the terms and conditions of the Draft New Ventura Agreement, if Brands enters into such a new agreement with Ventura as contemplated herein before the Closing, the parties hereto acknowledge that the requirement to obtain Ventura’s consent to the assignment of such new agreement with Ventura to Boulder is a condition to the obligations of the parties to close the transactions contemplated by the Merger Agreement as set forth therein.

        In consideration of Boulder’s acknowledgment and agreement to the terms and conditions set forth in the preceding paragraph, (i) Holdings and Brands agree to use commercially reasonable efforts to prepare and deliver December 31, 2006 audited financial statements as soon as practicable consistent with past practice and (ii) Brands agrees to spend a total aggregate dollar amount on (x) advertising consisting of print, television, radio and free standing insert advertising, (y) trade spend consisting of cash discounts, advertising payments to customers, off-invoice allowances, billbacks, scan programs, and temporary price reduction fees, and (z) catalina coupon distribution fees for the first five months of 2007 (the “2007 Five Month Aggregate Ad and Trade Spend”) equal to or greater than the total aggregate dollar amount spent on the same such items for the first five months of 2006 (the “2006 Five Month Aggregate Ad and Trade Spend”); provided, that Holdings and Brands shall credit Boulder at Closing the dollar amount, if any, by which such 2006 Five Month Aggregate Ad and Trade Spend exceeds such 2007 Five Month Aggregate Ad and Trade Spend as set forth above (such amounts to be pro rated through the Cutoff Date to the extent the Cutoff Date occurs prior to May 31, 2007); and provided, further, that the expenditures described in clause (x), (y) and (z) above shall be made consistent with historical practices and that neither Brands nor Holdings shall intentionally defer any such expenditures to post-Closing periods.

        Notwithstanding the new May 31, 2007 Termination Date and the new April 30, 2007 date relevant to the amended subsection 7.1(f) of the Merger Agreement, as described above, the parties agree that the Termination Date and the new April 30, 2007 date relevant to the amended subsection 7.1(f) shall automatically extend beyond May 31, 2007 and April 30, 2007, respectively, by the same number of days as the delivery of the December 31, 2006 audited financial statements to Boulder extends beyond March 16, 2007; provided, however, that the new May 31, 2007 Termination Date under Section 7.1(d) of the Merger Agreement shall not under any circumstances extend beyond June 30, 2007 and the new April 30, 2007 date relevant to the amended subsection 7.1(f) of the Merger Agreement shall not under any circumstances extend beyond May 18, 2007.

        Capitalized terms used but not defined in this letter agreement shall have the respective meanings assigned to such terms in the Merger Agreement. The parties agree that, with respect to Section 5.5(a) of the Merger Agreement, the term “Audited Financial Statements” shall include the December 31, 2006 audited financial statements when delivered and the definition of “Unaudited Financial Statements” shall include the monthly consolidated interim financial statements described in Section 4.1(d) of the Merger Agreement when delivered.

        If Holdings and TSG4, as Shareholders’ Representative, are agreeable to the contents of this letter agreement, please execute the acknowledgement and agreement set forth below. Should you have any questions regarding this letter, please feel free to contact me directly.

Very truly yours,
BOULDER SPECIALTY BRANDS, INC.
By: /s/ Stephen B. Hughes
Stephen B. Hughes, Chairman and CEO

ACKNOWLEDGEMENT AND AGREEMENT:

TSG4 L.P., as Shareholders’ Representative

By: /s/ Chuck Esserman
      Chuck Esserman, Authorized Person

GFA HOLDINGS, INC.

By: /s/ Chuck Esserman
      Chuck Esserman, Authorized Person

BSB ACQUISITION CO., INC.

By: /s/ Stephen B. Hughes